Exhibit 99.1

                                           NEWS
                                           RELEASE

                                                                                                   Vectren Corporation
                                        P.O. Box 209
                                                        Evansville, IN 47702-0209

Investor Contact                                           Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                              Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

April 29, 2009

Vectren Corporation Reports First Quarter 2009 Results

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported consolidated net income for its 2009 first quarter of $72.8 million, or $0.90 per share, compared to net income of $64.0 million, or $0.84 per share, in 2008.  Reported earnings per share are $0.04 per share lower due to the increased number of shares outstanding as a result of the issuance of common shares in June 2008.

Summary Results

•	Utility earnings were $56.2 million, or $0.70 per share, compared to $58.0 million, or $0.76 per share, in 2008
•	Nonutility earnings were $16.5 million, or $0.20 per share, compared to $6.3 million, or $0.08 per share, in 2008
•	New long-term debt financing transactions were completed
•	2009 earnings guidance affirmed

“We are very pleased with first quarter results from our operating companies, especially given the economic environment impacting all customers,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.  “Our utility results were slightly down, primarily due to lower usage from our large volume customers and lower wholesale power margins.”

“The significant first quarter improvement from our nonutility businesses resulted from increased earnings from each of our primary businesses, energy marketing and services, coal mining and energy infrastructure services,” Ellerbrook said.  “Vectren Source, the retail gas marketing business, had a very strong quarter, as did the coal mining operation.  Both Energy Systems Group and Miller Pipeline showed significant improvement over the prior year as well.  We remain confident that all of these businesses are positioned to meet the challenges ahead.”

2009 Earnings Guidance Affirmed

The company expects 2009 consolidated earnings to be in the range of $1.65 to $1.95 per share, consistent with earlier estimates.  This estimate includes projected earnings from the Utility Group of $1.20 to $1.40 per share and from the Nonutility Group of $0.40 to $0.60 per share.  As previously reported, the company’s earnings guidance reflects a reduction of $0.20 to $0.25 per share recognizing the continuing weakness in the economy.  Further deterioration beyond what is currently anticipated could negatively

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impact actual results.  These earnings expectations are based on normal weather in the company’s electric business and reflect that weather impacts in the gas territories are largely mitigated as a result of weather mechanisms and/or rate design in place in Indiana and Ohio.  The earnings guidance excludes any impact from a potential impairment charge related to ProLiance’s investment in Liberty Gas Storage (see discussion below).   Changes in these expectations or other circumstances could materially impact earnings and result in earnings for 2009 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Vectren Ohio New Rates Approved

On January 7, 2009, the Public Utilities Commission of Ohio (PUCO) issued an order approving the stipulation reached in the Vectren Ohio rate case.  The order provided for a rate increase of nearly $14.8 million, an overall rate of return of 8.89 percent on rate base of about $235 million; an opportunity to recover costs of a program to accelerate replacement of cast iron and bare steel pipes, as well as certain service risers; and base rate recovery of an additional $2.9 million in conservation program spending.  The rates were approved and implemented on February 22, 2009.

The order also adjusted the rate design used to collect the agreed-upon revenue from Vectren Ohio's customers.  The order allows for the phased movement toward a straight fixed variable (SFV) rate design which places substantially all of the fixed cost recovery in the customer service charge.  A SFV design mitigates most weather risk as well as the effects of declining usage, similar to the company’s lost margin recovery mechanism, which expired when this new rate design went into effect on February 22, 2009.  After year one, nearly 90% of the combined residential and commercial base rate margins will be recovered through the customer service charge.   The Office of Consumer Counsel (OCC) filed a request for rehearing on the rate design finding by the PUCO.  The rehearing request mirrors similar requests filed by the OCC in each case where the PUCO has approved similar rate designs, and to date all such requests have been denied.

With this rate order the company has in place for its Ohio gas territory rates that allow for the phased implementation of a SFV rate design that mitigates both weather risk and lost margin; tracking of bad debt and percent of income payment plan (PIPP) expenses; base rate recovery of pipeline integrity management expense; timely recovery of costs associated with the accelerated replacement of bare steel and cast iron pipes, as well as certain service risers; and expanded conservation programs now totaling up to $5 million in annual expenditures.

Long-Term Financing Transactions

The company’s A-/Baa1 investment grade credit ratings have allowed it to access the capital markets as needed during this period of credit market volatility.  Over the last twelve months, the company has restored its short-term borrowing capacity with the completion of several long-term financing transactions including the issuance of long-term debt in both 2008 and 2009 and the settlement of an equity forward contract in 2008.  The liquidity provided by these transactions, when coupled with existing cash and expected internally generated funds, is expected to be sufficient over the near term to fund anticipated capital expenditures, investments, and debt security redemptions.

Long-term debt transactions completed in 2009 include a $150 million issuance by Vectren Capital Corp., which is the Nonutility Group financing arm, with terms of five, seven and ten years and annual interest rates of 6.37%, 6.92% and 7.30%, respectively and a $100 million issuance by Vectren Utility Holdings, Inc., which finances utility operations, with an eleven year term and an interest rate of 6.28%.  Vectren South also recently remarketed $41.3 million of long-term debt.

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Utility Group Discussion

In 2009, the Utility Group’s earnings were $56.2 million compared to $58.0 million in 2008, a slight decrease of $1.8 million.  The decrease resulted primarily from lower customer usage and lower wholesale power sales, both of which have been impacted by the recession.  Increased revenues associated with regulatory initiatives and lower interest costs in 2009 partially offset these declines.

Gas Utility Margin
For the quarter ended March 31, 2009, gas utility margins were $172.8 million, an increase of $1.2 million over the prior year.  Following is a reconciliation of the increase:

2008 Gas Utility Margin	$ 171.6

Regulatory initiatives, including the full impact of Vectren North base rate
increase and the Vectren Ohio base rate increase	3.5
Recessionary impacts:
Large customer margin decreases	(1.9)
Decreased small customer counts	(0.6)
All other, including operating costs directly recovered in margin	0.2
Total increase in Gas Utility Margin	1.2

2009 Gas Utility Margin	$ 172.8

Electric Utility Margin

Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $72.3 million for the quarter ended March 31, 2009, a decrease from the prior year of ($0.8) million.  Following is a reconciliation of the decrease:

2008 Retail Electric Margin	$ 73.1

Return on pollution control investments	0.5
Recovery of tracked MISO and pollution control operating costs	2.6
Recessionary impacts:
Large customer margin decreases	(2.0)
Declines in small customer count and usage	(1.4)
All other changes	(0.5)
Total decrease in Retail Electric Margin	(0.8)

2009 Retail Electric Margin	$ 72.3

Margin from Wholesale Activities
For the quarter ended March 31, 2009, wholesale margins were $5.7 million, representing a decrease of ($2.4) million, compared to 2008.

During 2009, margin from off-system sales retained by the company decreased ($4.5) million compared to 2008.  The company experienced lower wholesale power marketing margins due primarily to lower wholesale prices, coupled with increasing coal costs.  The base rate case effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers as measured on a fiscal year ending in August, and results reflect the impact of that sharing.
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Beginning in June 2008, the company began earning a return on electric transmission projects constructed by the company in its service territory that benefit reliability throughout the region.  Margin associated with these projects totaled $2.1 million in 2009.

Other Operating

For the three months ended March 31, 2009, other operating expenses were $79.3 million, which represents an increase of $5.3 million, compared to 2008.  The increase in costs relates to expenses recovered through margin.

Depreciation & Amortization

Depreciation expense was $43.9 million for the quarter, an increase of $3.2 million compared to 2008.  Plant additions include the approximate $100 million SO2 scrubber placed into service January 1, 2009 for which depreciation totaling $1.1 million is directly recovered in electric utility margin.

Taxes Other Than Income Taxes

Taxes other than income taxes were $22.8 million for the quarter, a decrease of ($3.4) million compared to the prior year quarter.  The decrease is attributable to lower utility receipts, excise, and usage taxes caused principally by lower gas prices and is tracked in revenues.

Other Income-Net

Other-net reflects income of $1.5 million for the quarter, a decrease of ($0.5) million compared to the prior year quarter.  The decrease is primarily attributable to lower capitalization of funds used during construction as a result of lower borrowing costs.

Interest Expense

Interest expense was $18.7 million for the quarter, a decrease of ($2.1) million compared to the prior year quarter.  The decrease reflects lower short-term interest rates and lower average short term debt balances.

Income Taxes

In 2009, federal and state income taxes were $31.8 million for the quarter, a decrease of ($3.9) million compared to the prior year quarter.  The lower taxes are primarily due to lower pretax income.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

The Nonutility Group’s 2009 first quarter earnings were $16.5 million compared to $6.3 million in 2008.  The increase is due to earnings from the primary nonutility operations.  The company’s primary nonutility operations contributed $17.7 million in the first quarter of 2009, compared to $4.9 million in the first quarter of 2008.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.

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Of the $12.8 million increase in primary nonutility group earnings, $6.4 million is attributable to Energy Marketing and Services and $3.7 million is attributable to Coal Mining.  The increase in Energy Marketing and Services’ earnings primarily results from increased retail gas marketing earnings.  Coal Mining earnings have increased as expected as contracts reflecting the higher Illinois Basin coal market prices began on January 1st.  Seasonal losses associated with Energy Infrastructure Services narrowed approximately $2.7 million quarter over quarter to ($0.5) million.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations.  Results, inclusive of holding company costs, from Energy Marketing and Services for the quarter ended March 31, 2009, were earnings of $15.4 million compared to $9.0 million in 2008.

Vectren Source, the company’s retail gas marketer, earned approximately $8.6 million in the first quarter of 2009, compared to $2.0 million in 2008, an increase of approximately $6.6 million.  Results were positively impacted by higher margins.  These higher margins resulted primarily from favorable market conditions, over the course of the quarter, as revenues on variable priced sales contracts fell more slowly than gas costs.  Due to the seasonal nature of the retail gas supply business and due to prices charged to customers more fully reflecting the current lower gas prices, such higher earnings are not expected to continue for the remainder of 2009.  Vectren Source’s customer count at March 31, 2009 was approximately 171,000 customers, compared to 157,000 customers at March 31, 2008.

Through the first quarter of 2009, ProLiance’s earnings contribution was $7.0 million compared to $7.8 million in 2008.  The ($0.8) million decrease in 2009 compared to 2008 reflects lower margin due to lower seasonal spreads locked in last year.  Current year seasonal spreads have improved and will be realized in the fourth quarter of 2009 and the first quarter of 2010.  ProLiance’s storage capacity is 46 BCF, compared to 42 BCF at December 31, 2008.

Investment in Liberty Gas Storage

Liberty Gas Storage, LLC (Liberty) is a joint venture between a subsidiary of ProLiance and a subsidiary of Sempra Energy (SE).  ProLiance is the minority member with a 25 percent interest, which it accounts for using the equity method.  Liberty, as currently permitted, is a 17 BCF salt dome facility in southern Louisiana, near Sulphur, Louisiana.  Liberty also owns a second site near Hackberry, Louisiana with the potential to develop an additional 17 BCF of storage.  ProLiance has a long-term contract for approximately 5 Bcf of working gas capacity.   The total project cost incurred at the Sulphur site through March 31, 2009 is approximately $200 million.  ProLiance’s portion of the cost incurred is approximately $50 million.

In late 2008, SE advised ProLiance that the completion of this phase of Liberty’s development at the Sulphur site has been delayed by subsurface and well-completion problems.   To date, corrective measures have been unsuccessful.  Among other options, other corrective measures are being evaluated but it is possible that the salt-cavern facility may not go into service, or may have reduced capacity when placed in service.  ProLiance estimates the maximum exposure to its investment in the Sulphur site is $35 million.  The company’s proportionate share would be $12 million after tax.   The company believes that such a charge, should it occur, would not have a material adverse effect on either the company’s or ProLiance’s financial position, cash flows, or liquidity, but it could be material to net income in any one accounting period.  Further, it is not expected that the delay in Liberty’s development will impact ProLiance’s ability to meet the needs of its customers.

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Coal Mining Operations

Coal Mining operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining, inclusive of holding company costs, earned approximately $2.8 million in the first quarter of 2009, compared to a loss of ($0.9) million in 2008.  Coal Mining earnings have increased reflecting the higher Illinois Basin coal market prices beginning January 1st.  Contracts reflecting higher prices are in place on approximately 70 percent of 2009 planned production.  The impact of higher revenues have been somewhat offset by increased costs per ton mined.  This anticipated increase in costs incurred during the first quarter is reflective of efforts to reconfigure the mining operation at Prosperity mine in order to improve future productivity.  Additionally, construction at Oaktown continues on schedule with the first production expected late in the second quarter.  Based on the expected improved productivity at Prosperity mine and increasing volumes to be sold, Coal Mining earnings are expected to grow throughout 2009.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through Energy Systems Group, LLC (ESG).  Inclusive of holding company costs, Energy Infrastructure Services operated at a seasonal loss of ($0.5) million during the quarter ended March 31, 2009, compared to a loss of ($3.2) million in 2008.

Miller’s 2009 year to date loss was ($0.4) million compared to a loss of ($1.7) million in 2008.  The smaller loss is due to favorable weather conditions which allowed for more efficient completion of winter projects and lower interest rates.

ESG earned approximately $0.1 million year to date in 2009, compared to a loss of ($1.1) million in 2008.  Results reflect higher margin percentages including an early completion bonus.  Further, 2009 is favorably impacted by Energy Efficient Commercial Building federal income tax deductions, associated with the installation of energy efficient equipment.  At March 31, 2009, ESG’s backlog was $58 million, compared to $43 million at March 31, 2008.   The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and the American Recovery and Reinvestment Act of 2009 is likely to create favorable conditions for ESG’s growth and resulting earnings.

Other Businesses

Other nonutility businesses, which include legacy real estate and other investments, operated at a loss of ($1.2) million in the first quarter of 2009 compared to earnings of $1.4 million in 2008.  The decrease in earnings is primarily due to favorable adjustments recorded in 2008 related to income tax true-ups.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on April 30, 2009
Vectren’s financial analyst call will be at 2:00 p.m. (EDT), April 30, 2009 at which time management will discuss financial results and 2009 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 94745769.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

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About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit   www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the current recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited

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to, the company’s coal mining, gas marketing, and energy infrastructure strategies.  Factors affecting coal mining operations including  MSHA guidelines and interpretations of those guidelines; geologic, equipment, and operational risks; sales contract negotiations and interpretations; volatile coal market prices; supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves.  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2008 annual report on Form 10-K filed on February 19, 2009.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.
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